Exhibit 99.1

lululemon announces departure of evp, global retail
Vancouver, British Columbia - May 13, 2015 - lululemon athletica inc. [NASDAQ:LULU] today announced the resignation of Delaney Schweitzer, Executive Vice President, Global Retail, effective May 29, 2015.
“As Delaney begins this next chapter of her life, we remain committed to creating the incredible future we both envision for our company and people. Delaney leaves behind an exceptional bench of talent who are deeply ingrained in our culture and will continue to lead our retail operations. On behalf of our entire lululemon collective, I offer our profound gratitude for all of Delaney’s contributions and extend our heartfelt wishes for great success as she fulfills her vision and goals on this new road ahead,” said Laurent Potdevin, CEO of lululemon athletica.
“After more than a decade of my life dedicated to lululemon, I feel it is now time for me to move on. I firmly believe lululemon’s stores and educators are the best in retail, and I remain excited about all that lululemon will accomplish in the next ten years,” said Ms. Schweitzer.
As one of the Company’s pioneers, Ms. Schweitzer began her career at lululemon in 2002 and helped grow the company from one store in Canada to currently more than 300 stores and showrooms globally today.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU) is a yoga-inspired athletic apparel company that creates components for people to live long, healthy and fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Contacts:
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc.
203-682-8200
Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224